UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

______________________

Date of Report (date of earliest event reported): March 31, 2006

Decorize, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-31260	43-1931810
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

1938 East Phelps, Springfield, Missouri 65802
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:   (417) 879-3326

Not Applicable
Former name of address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the registrant’s current report on Form 8-K filed by the registrant on April 6, 2006, with respect to a new factoring agreement entered into by the registrant and Bibby Financial Services (Midwest), Inc.

Item 1.01    Entry into a Material Definitive Agreement.

On March 31, 2006, Decorize, Inc., a Delaware corporation (“Decorize”), and Bibby Financial Services (Midwest), Inc. (“BFS”) entered into a new Master Purchase and Sale Agreement (the “Factoring Agreement”) to govern the exclusive global factoring arrangements provided by BFS to Decorize and its subsidiaries, Guildmaster, Inc., and Faith Walk Designs, Inc. The new agreement replaces the Master Purchase and Sale Agreement (as amended, the “Factoring Agreement”) entered into between Decorize and BFS in August 2005. The factoring arrangements continue to provide Decorize with a maximum credit facility of $2,000,000.

Under the Factoring Agreement, Decorize submits accounts receivable to be purchased by BFS, and BFS pays Decorize up to 90% of the aggregate net face value of accounts receivable purchased, less applicable fees charged by BFS and a reserve withheld by BFS to serve as security in the event that BFS receives less than full payment for accounts purchased due to returns, allowances, deductions, disputes or chargebacks. All accounts submitted for purchase must be approved by BFS. Accounts are purchased on a recourse basis, and BFS has the right to charge back accounts purchased from Decorize at any time. The Factoring Agreement requires Decorize and its subsidiaries to grant BFS a first lien security interest in all their accounts receivable, inventory, equipment and all cash held in bank accounts and certain related intangibles.

BFS charges Decorize interest on amounts advanced to Decorize under the Factoring Agreement at a rate of 1.00% above the prime rate of interest as published in the Wall Street Journal. BFS receives a factoring administration fee equal to 1.00% of the gross invoice amount of each account submitted. If total receivables are more than 60% for any one account debtor, BFS may charge Decorize an additional 0.5% discount for accounts from that specific account debtor.

The Factoring Agreement requires Decorize to maintain a level of accounts submitted for purchase each month that is equal to $500,000, on average, during each calendar quarter. If the level of purchased accounts falls below the $500,000 minimum average requirement in any calendar month, Decorize is required to pay BFS a monthly purchase fee equal to the amount by which the fees paid to BFS for each month that does not meet the minimum requirements on average during a calendar quarter is less than $10,000, and Decorize shall not pay less than $10,000 in such fees on average for any month in a calendar quarter.

The initial term of the Factoring Agreement is twelve months and will be automatically extended for successive periods of twelve months unless terminated by Decorize more than 60 but less than 90 days prior to the end of the term. BFS may terminate the Factoring Agreement at any time on 30 days prior notice to Decorize. If Decorize terminates the Factoring Agreement more than 60 days prior to the end of the then-current term, Decorize will pay a termination fee equal to $10,000 for each month remaining during the term.

Decorize believes that the factoring arrangements will enhance its working capital situation. It is possible, however, that Decorize will continue to require additional equity and debt financing in order to provide it sufficient operating capital until such time as it can become sufficiently cash flow positive to fund operations on a stand-alone basis.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Master Purchase and Sale Agreement between Decorize, Inc. and Bibby Financial Services (Midwest), Inc., executed by Decorize, Inc. on March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECORIZE, INC.

Date: April 13, 2006	By:	/s/ Brent Olson
Name: Brent Olson
Title: Vice President, Treasurer and Secretary

Exhibit Index

10.1	Master Purchase and Sale Agreement between Decorize, Inc. and Bibby Financial Services (Midwest), Inc., executed by Decorize, Inc. on March 31, 2006.